Exhibit 21.1

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
List of Significant Subsidiaries

Formation
Entity Name	Jurisdiction
NorthStar/RXR Operating Partnership, LP	Delaware
1285 Investor NT-NSR, LLC	Delaware
RXR VAF III 1285 Co-Investor Parallel LP	Delaware